                                                                      EXHIBIT 5




                                       October 20, 1997



Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

Gentlemen:

     I am the General Counsel of Tenet Healthcare Corporation, a Nevada corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 20,000,000 shares of the Company's common stock, $.075 par value per share (the "Shares"), which Shares will be received upon the exercise of "Incentive Awards" granted under the Company's Amended and Restated 1995 Stock Incentive Plan (the "Plan").

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

     Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been (i) issued and delivered in accordance with the terms of the Plan, or (ii) received upon exercise of "Incentive Awards" granted under and delivered in accordance with (and as defined in) the Plan, such Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Scott M. Brown

                                       Scott M. Brown